  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                                REGISTRATION NO. 333-46745
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                             CHEMTRAK INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                      DELAWARE                                             77-0295388
            (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                          929 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                (408) 773-8156
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                               EDWARD F. COVELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CHEMTRAK INCORPORATED

                          929 EAST ARQUES AVENUE

                       SUNNYVALE, CALIFORNIA 94086
                                (408) 773-8156
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:
                             THOMAS C. KLEIN, ESQ.
                           BERNARD J. CASSIDY, ESQ.
                           CHRISTOPHER M. KOA, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                (650) 493-9300

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                             PROPOSED          PROPOSED
                                            AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
        TITLE OF EACH CLASS OF               TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED         PER SHARE      OFFERING PRICE       FEE(2)(3)
-----------------------------------------------------------------------------------------------------------
                                              4,266,600
Common Stock, $0.001 par value(1)....            shares        $0.86         $3,669,276.00       $1,082.50
-----------------------------------------------------------------------------------------------------------

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(1) Includes up to 4,266,600 shares of Common Stock to be issued upon conversion of the Company's Series A 6% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Series A Preferred Stock or payment of dividends on the Series A Preferred Stock, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act.

(3) Previously paid.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 5, 1998

PROSPECTUS
                                4,266,600 SHARES
                             CHEMTRAK INCORPORATED
                                  COMMON STOCK

  This Prospectus relates to the offer and sale by the persons listed herein under "Selling Stockholders" and "Plan of Distribution" (the "Selling Stockholders") of a maximum of 4,266,600 shares (collectively, the "Shares") of common stock, $0.001 par value ("Common Stock"), of ChemTrak Incorporated ("ChemTrak" or the "Company") to be issued from time to time to the Selling Stockholders upon conversion of the Company's Series A 6% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). This Prospectus covers the resale by the Selling Stockholders of up to 4,266,000 Shares, plus, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Preferred Stock, based upon fluctuations in the conversion price of the Series A Preferred Stock and upon such additional shares of Series A Preferred Stock as the Company may pay as dividends in lieu of cash. The Series A Preferred Stock and the shares of Common Stock issuable upon conversion have been and will be issued in transactions exempt from the registration requirements of the Securities Act. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares covered by this Prospectus. The Shares are being registered by the Company pursuant to the terms of Subscription Agreements dated January 23, 1998, and January 26, 1998, respectively, by and between the Company and the individual Selling Stockholders (each a "Subscription Agreement"). See "Selling Stockholders" and "Plan of Distribution."

  The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

  The Company has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Selling Stockholders."

  The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "CMTR." On February 18, 1998, the last reported sale price for the Common Stock was $0.844 per share.

  The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act. See "Selling Stockholders" and "Plan of Distribution."

                                  -----------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES COMMISSION  PASSED
           UPON THE ACCURACY OR THE ADEQUACY OF  THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
               The date of this Prospectus is             , 1998.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20002.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents previously filed by the Company with the Commission (Commission File Number 0-19749) under the Exchange Act are incorporated herein by reference in this Prospectus:

  (i)Annual Report on Form 10-K for the year ended December 31, 1997;

  (ii) Current Reports on Form 8-K filed on June 16, 1997, October 1, 1997, December 9, 1997, as amended, January 15, 1998 and February 9, 1998, as amended;

  (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, as amended, June 30, 1997, as amended, and September 30, 1997; and

  (iv) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on December 20, 1991, including any amendment or report updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be directed to: Chief Financial Officer, ChemTrak Incorporated, 929 East Arques Avenue, Sunnyvale, California 94086, telephone number (408) 773-8156.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

  The Company develops, manufactures, markets and sells personal medical diagnostic systems for consumer over-the-counter markets, point-of-care markets and physician's office laboratories worldwide.

  The Company currently manufactures and distributes three products in the United States: Parent's Alert(R) Home Drug Test Service, a counselor supported home drug test service committed to helping parents prevent and eliminate drug abuse by their children ("Parent's Alert Home Drug Test Service"), The CholesTrak(R) Home Cholesterol Test ("CholesTrak"); and ColoCARE(R), a Home Test to Detect the Early Warning Signs of Colorectal Disease ("ColoCARE"). The Company expects to begin marketing and distribution of two additional products in 1998: the AccuMeter(R) H. pylori Test ("AccuMeter H. pylori Test"), a physician's office test to determine the presence of bacterium associated with gastric and peptic ulcers; and the AccuMeter(R) Theophylline Test ("AccuMeter Theophylline Test"), a point-of-care quantitative assay for theophylline, a commonly prescribed bronchodilator used by asthmatics. The CholesTrak, AccuMeter H. pylori Test, and AccuMeter Theophylline Test are based on the AccuMeter(R) ("AccuMeter") cassette system, a patented, non-instrumented, hand-held diagnostic technology. The AccuMeter cassette system is a technology applicable to a broad range of general chemistry and immunoassay tests designed to screen and diagnose health conditions with accuracy comparable to physician office and laboratory instrument tests.

  The Company's home test service permits consumers to take diagnostic tests in the privacy of their homes, mail samples to a certified testing laboratory, and receive confidential results and counseling from ChemTrak's credentialed counselors. The Company is in the process of developing home test services for a variety of other health conditions including diabetes, osteoporosis, menopause and prostate cancer.

  ChemTrak's products are available through most major chain drug stores and mass merchandisers.

  ChemTrak was incorporated in California in 1985 and reincorporated in Delaware in 1992. The Company's principal executive offices are located at 929 East Arques Avenue, Sunnyvale, California 94086-4520, its telephone number is
(408) 773-8156 and its fax number is (408) 773-1651.

                                 RISK FACTORS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. In evaluating the company's business, prospective investors should carefully consider the following factors in addition to other information contained in or incorporated by reference in this prospectus.

HISTORY OF LOSSES AND ACCUMULATED DEFICIT, FLUCTUATIONS IN OPERATING RESULTS

  The Company has incurred operating losses due to the limited number of its revenue-generating products and the high cost relative to sales of developing and marketing consumer medical devices. As of December 31, 1997, the Company had an accumulated deficit of $41.5 million. There can be no assurance that the Company will ever achieve profitability, or that profitability, if achieved, can be sustained on an ongoing basis. In addition, the Company has historically experienced significant fluctuations in its operating results on a quarterly and annual basis and anticipates that these fluctuations may continue. See "--Reliance on Small Product Line."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; GOING CONCERN QUALIFICATION OF INDEPENDENT ACCOUNTANTS

  The development and marketing of consumer medical devices is capital intensive. The Company has funded its operations to date through public and private equity and debt financing and product sales. The Company's available cash, cash equivalents, short-term investments and revenues from existing collaborations, together with anticipated product revenues will not be sufficient to meet its capital requirements through the second quarter of 1998. The Company's accountants have issued a report that emphasizes substantial doubt about the Company's ability to continue as a going concern. In order to continue operations, the Company will need to seek additional debt or equity financing. There can be no assurance that such financing will be obtained on satisfactory terms or at all.

  The Company has sought and intends to seek additional funding through collaborative agreements with corporate partners, term loans secured by fixed assets, and/or additional equity or debt financing. There can be no assurance that the Company will be able to enter into such arrangements on acceptable terms, or at all. If additional funds are raised by offering equity securities, substantial dilution to stockholders will result. To obtain funds through collaborative arrangements, the Company may be required to relinquish certain right to its technologies or products. If adequate funds are not available, the Company's operations will be adversely affected, and it may be required to delay or eliminate one or more of its development programs. In January 1998, the Company sold and issued shares of its Preferred Stock and plans to sell and issue additional shares of its Preferred Stock. For a period of 120 days following the issuance of the Preferred Stock, the Company may not issue any equity, convertible debt or other securities, or conduct any public or private offering, without the consent of the holders of the Preferred Stock, which consent may not be unreasonably withheld. The Preferred Stock will be convertible into shares of Common Stock pursuant to a conversion formula that is substantially dilutive to current shareholders. The conversion of the Preferred Stock will result in substantial dilution to stockholders. The Company is seeking stockholder approval at its Annual Meeting of Stockholders for the sale of Preferred Stock whose conversion into shares of Common Stock may be equal to or greater than 20% of the Common Stock or voting power of the Company.

  In addition, the report of the Company's independent accountants for the year ended December 31, 1997, contains a qualification as to the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent in large part upon the successful completion of proposed financing transactions.

PERSONNEL CHANGES; DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent upon a small group of management, manufacturing, marketing and scientific executives, the loss of whose services could have a material adverse effect on the Company's business, financial condition and results of operations. Recruiting and retaining qualified manufacturing, marketing and sales personnel and scientists to perform research and development work in the future will also be critical to the Company's ongoing operations. The Company faces competition for qualified individuals from numerous pharmaceutical, biotechnology, and medical device companies. There can be no assurance that the Company will be able to attract and retain such individuals.

  From time to time the Company has experienced difficulty in locating and retaining candidates with appropriate qualifications. Subba Rao Gunupudi, Ph.D., currently a consultant to the Company, resigned as Vice President, Research and Development, in January 1998. Thomas M. Waugh, Vice President, Operations, resigned in February 1998. The Company also believes stock options are a critical component for motivating and retaining its key employees. The decline in the price of the Company's Common Stock has made stock options previously granted with higher exercise prices less valuable to the Company's current employees and may make it more difficult for the Company to retain its key employees. The failure of the Company to attract and retain key personnel could have an adverse effect on the Company's business, results of operations, financial position and cash flows.

GOVERNMENT REGULATION

  The Company's ongoing product development activities, and the production and marketing of products, are subject to extensive regulation by government authorities in the United States and other countries. The regulatory process can be lengthy and requires the expenditure of substantial resources. There can be no assurances that any product developed by the Company will meet all of the applicable regulatory requirements necessary to receive marketing approval. Regulation by government authorities is a significant factor affecting the timing of the commercialization of the Company's products. The timing of regulatory approvals is not entirely within the Company's control. Failure to obtain, or delays in obtaining, requisite government approvals could delay or preclude the Company or its licensees from marketing the Company's products, could limit the commercial use of the products and could also allow competitors time to introduce competing products ahead of product introduction by the Company or its licensees and thereby have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, Food and Drug Administration ("FDA") policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's potential products. In addition, a marketed product and its manufacturer are subject to continual regulation and review, and noncompliance with regulations or the later discovery of previously unknown problems with a product or manufacturer may result in sanctions or restrictions on such product or manufacturer, including fines, operating restrictions, withdrawal of the product from the market, or criminal prosecution.

  In February 1995, the Company acquired Coonan Clinical Laboratories, a company engaged in research and development of a home HIV test service. The Company believed that the acquisition of Coonan Clinical Laboratories would accelerate the time to market for a home HIV test service product. The Company filed a Pre-Market Approval ("PMA") application for the AWARE Home HIV Test Service with the FDA in 1995 and amended it in 1996. In June 1997, the Company received a letter from the FDA in which the FDA asked for a significant amount of clarification and additional information for the PMA filing. Due to the substantial expense and lengthy response process, and a lack of development of a significant home HIV test market, the Company decided to withdraw its PMA application. The Company's agreement with Selfcare for the European distribution of the AWARE Home HIV Test Service was terminated by Selfcare because FDA market clearance was not received by the end of 1997.

  In order to market its products abroad, the Company also must comply with foreign regulators requirements, implemented by foreign health authorities, governing marketing approval. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above, and may involve additional requirements or risks. There is no assurance that a foreign regulatory body will accept the data developed by the Company for any of its products, and approval by the FDA does not ensure approval in other countries.

  The Parent's Alert Home Drug Test Service is currently operating under interim FDA guidelines which permit the sale of the test without marketing clearance from the FDA. Although the Company believes that the guidelines represent a policy shift at the FDA to facilitate this type of home test, there can be no assurance that the FDA will not alter its policy. Obtaining market clearance from the FDA would entail substantial expense for the Company. The Company's agreement with Parent's Alert, Inc. provides that it may be terminated by ChemTrak in the event of an unfavorable change in FDA requirements.

  The Company is required to manufacture its products in compliance with the FDA's Quality System Regulations ("QSR"), which require the Company to register its manufacturing facility and list its products. The Company has registered its facility and listed its products with the FDA. The Company has also registered its manufacturing facility with the Department of Health Services of the State of California, as required, and federal and state inspections have found the Company's facility to be in substantial compliance with the QSR requirements for its products. However, there can be no assurance that the Company's facility will continue to satisfy QSR requirements. The QSR regulations also impose additional requirements, such as reporting obligations and restrictions on promotional activities. In addition, the manufacture, sale or use of the Company's products are also subject to regulation by other federal entities, such as the Occupational Safety and Health Administration and the Environmental Protection Agency, and by various state agencies. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change, which could have a material adverse effect on the Company's business, financial condition and results of operation.

RELIANCE ON SMALL PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE

  To date, the Company has generated revenue from sales of three of its products, CholesTrak and ColoCARE, beginning in the first quarter of 1997, and the Parent's Alert Home Drug Test Service, during the third quarter of 1997. The Company has generated no significant sales revenue from its AccuMeter H. pylori Test or AccuMeter Theophylline Test, both approved by the FDA in late 1997. The timing and extent of revenues generated by these and other new products is highly uncertain and will depend in large part on market acceptance of the Company's products. The Company's future success will depend in part on its ability to obtain regulatory clearance for marketing its products and its ability to develop, manufacture and market future products on a timely basis. There can be no assurance that the Company's current product development efforts will be successful, or that products can be manufactured in commercial quantities at an acceptable cost or marketed successfully. In addition, there can be no assurance that any of the Company's products will gain significant market acceptance among physicians or the general public. Because of the Company's small product line, development, regulatory or market failures for even a single product are likely to have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; TECHNICAL UNCERTAINTY; HIGHLY COMPETITIVE INDUSTRY

  Rapid and substantial technological change are expected to continue in the health care industry generally and the diagnostic device industry in particular. There can be no assurance that the Company's products will not become obsolete or noncompetitive or that the Company will be able to keep pace with technological developments. The consumer retail and physician office markets have attracted a large number of competitors, many of which have substantially greater resources than ChemTrak. Numerous other companies are developing alternative strategies for areas in which the Company is marketing or intends to market products. These alternative strategies could compete with the Company's products and services. The Company's ability to anticipate changes in technology and industry standards and to develop and successfully introduce new and improved products that can gain market acceptance on a timely basis will be a critical factor in the Company's growth and competitiveness. Should the Company be unable, for technological or other reasons, to develop products that are technologically competitive, responsive to the needs of potential customers and competitively priced, its business will be materially adversely affected. The Company is in the early stage of development for various proposed AccuMeter and home test services. There can be no assurance that successful products can be developed in a timely fashion, or at all. There can be no assurance that the Company's competitors will not develop more effective or more affordable products or achieve earlier or more efficient product commercialization than the Company.

RELIANCE ON CORPORATE PARTNERS FOR PRODUCT DISTRIBUTION

  ChemTrak has a broker sales force and also relies on a number of collaborative arrangements with corporate partners for the distribution of its products. Many of these arrangements are terminable by corporate partners at the discretion of those partners. Termination of one or more of these arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to maintain these arrangements with its corporate partners or, if such arrangements are terminated, that the Company would be able to enter into arrangements with other corporate partners on satisfactory terms, or at all. In addition, there can be no assurance that corporate partners will market the Company's products effectively. In 1997, several of the Company's corporate partners terminated contracts with the Company.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's ability to compete effectively is materially dependent on the proprietary nature of its technology. The Company currently has 14 United States patents, five patent applications pending and nine foreign patents. The patent position of medical device manufacturers, including ChemTrak, is uncertain and may involve complex legal and factual issues. Consequently, the Company does not know whether any of its patent applications will result in the issuance of any further patents, or whether issued patents will provide significant proprietary protection or will not be challenged, circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents issue, and since publications or discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, ChemTrak cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost to the Company as well as commitment of management resources. Third parties may be issued patents covering, or may otherwise acquire rights to, technology necessary or potentially useful to the Company. The commercial success of the Company is dependent in part upon its not infringing patents of third parties. There can be no assurance that licenses to such technology will be available on acceptable terms or at all. Failure of the Company to obtain any necessary licenses could delay or prevent the introduction of Company products. The Company may be required to resort to litigation to protect its patents or, other proprietary rights or may be the subject of litigation to protect its patents or against claims of infringement. Such litigation could result in costs and diversions of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company's patent applications will result in further issued patents or that such patents will offer protection against competitors with similar technology.

VOLATILITY OF STOCK PRICE

  The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded medical device companies, including the Company, have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Company's Common Stock.

  Substantially all of the outstanding Common Stock of the Company is available for sale in the public marketplace. The Company has stock options outstanding to purchase an aggregate of 1,306,117 shares at exercise prices ranging from $0.75 to $9.75 per share. In addition, the Company has issued warrants as part of an equity financing agreement to purchase 133,333 shares of Common Stock at an exercise price of $0.75 per share. These warrants expire on the earliest date that the Company sells substantially all of its assets or the Company is acquired. The Company has also sold and issued shares of Preferred Stock pursuant to an equity financing agreement and plans to issue and sell additional shares of Preferred Stock in subsequent financings. The Preferred Stock will be convertible into shares of Common Stock pursuant to a conversion formula which is substantially dilutive to current shareholders. No prediction can be made as to the effect, if any, that exercises or conversions of these options, warrants or Preferred Stock will have on the market prices prevailing from time to time. The possibility that substantial amounts of options, warrants or Preferred Stock can be exercised or converted may adversely affect prevailing market prices for the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities.

RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF INSURANCE

  The Company's business exposes it to potential product liability risks that are inherent in the testing, manufacturing and marketing of medical devices. The Company maintains product liability insurance for products approved for marketing and intends to seek additional insurance as new products are approved. However, no assurance can be given that the Company will be able to acquire or maintain insurance or that insurance can be acquired or maintained at a reasonable cost or in sufficient amounts to protect the Company. There can be no assurance that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

ENVIRONMENTAL REGULATION

  Due to the nature of its current and proposed manufacturing processes, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although the Company believes that it has complied with these laws and regulations in all material respects and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations as it continues to increase production to commercial levels. In addition, the landlord of the Company's facility in Sunnyvale, California has advised the Company that the groundwater may be affected by contaminants migrating from an off-site source. Although the Company has been indemnified by its landlord as to claims brought by third parties with respect to this contamination and no claims have been asserted, in the event remedial action is required, there can be no assurance that the Company will not have to incur significant costs if the Company is required to remedy the groundwater contamination even though the Company is not responsible for the contamination or if the landlord does not fulfill its obligations.

RISKS ASSOCIATED WITH HAZARDOUS MATERIALS

  The Company's research and development involves the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, the Company may incur substantial costs to comply with environmental regulations for its manufacturing operations. See "-- Environmental Regulation."

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that has been issued or may be issued in the future. The Company recently sold and issued shares of Preferred Stock pursuant to an equity financing in which it sold 1,300 shares of Preferred Stock. It plans to sell and issue additional shares of Preferred Stock in subsequent equity financings. The Preferred Stock will be convertible into shares of Common Stock pursuant to a conversion formula that is substantially dilutive to current shareholders. The ability of the Board of Directors to authorize further issuances, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. The staggered Board of Directors and certain other provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock.

PENNY STOCK REGULATIONS

  The Common Stock is traded on the Nasdaq SmallCap Market. In order to maintain its listing on the Nasdaq SmallCap Market, the Company must maintain net tangible assets, capital and public float at specified levels, and generally must maintain a minimum bid price of $1.00 per share. The Company's net tangible assets were approximately $2.2 million at December 31, 1997, compared to the current listing standard of $2 million. If the Company fails to maintain the specified standards necessary to be quoted on the Nasdaq SmallCap Market, the Company's securities could become subject to delisting. If the securities are delisted, trading in the securities could be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this occurs a stockholder will find it more difficult to dispose of the securities or to obtain accurate quotations as to the price of the Securities. In addition, the Common Stock could become subject to the "penny stock" regulations promulgated under the Exchange Act, which impose additional restrictions on broker-dealers who trade in such stock and could severely limit the liquidity of the Company's securities.

  On March 3, 1998, the Company received a letter from Nasdaq stating that the Company would be delisted 90 days after the issuance of the letter, unless the Company generally maintained a bid price of $1.00 per share. The Company intends to solicit stockholders' votes for a reverse stock split during such 90 day period, or take other suitable measures, in order to maintain its Nasdaq SmallCap listing.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

  Substantially all of the Company's shares are eligible for sale in the public market. The issuance of the Company's Common Stock upon conversion of its Preferred Stock, as well as future sales of such Common Stock or of shares of Common Stock by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Conversion of the Company's Preferred Stock for shares of Common Stock could adversely affect the market price of the Common Stock. In addition, investors could experience substantial dilution upon conversion of the Company's Preferred Stock into Common Stock as a result of either (i) a decline in the market price of the Company's Common Stock immediately prior to conversion or
(ii) an event triggering the antidilution rights of any outstanding shares of Conversion of the Company's Preferred Stock. See "Dilution" and "Description of Capital Stock."

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                          FORWARD-LOOKING STATEMENTS

  This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and the Quarterly Report on 10-Q for the period ended September 30, 1997, incorporated herein by reference. In connection with forward-looking statements which appear or are incorporated by reference herein, prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in this Prospectus under "Risk Factors."

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997 was $3.5 million or $0.26 per share of Common Stock. Pro forma net tangible book value represents the Company's total tangible assets less total liabilities (including proceeds of $1.3 million received from the issuance of Series A Preferred Stock in January 1998). Pro forma net tangible book value per share after conversion is calculated by dividing the pro forma net tangible book value by the pro forma number of outstanding shares of Common Stock after giving effect to the conversion of the Series A Preferred Stock into Common Stock(1). Dilution per share represents the difference between the pro forma net tangible book value per share before giving effect to the conversion and the pro forma net tangible book value per share after giving effect to the conversion. This represents an immediate dilution in pro forma net tangible book value of $0.04 per share as illustrated in the following table:

      Pro forma net tangible book value per share before conversion...... $0.26
      Pro forma net tangible book value per share after conversion....... $0.22
      Dilution in pro forma net tangible book value per share assuming conversion........................................................ $0.04
                                                                          =====

                             SELLING STOCKHOLDERS

  The Shares being offered hereby by the Selling Stockholders may be acquired from time to time, upon the conversion of the Series A Preferred Stock, which were acquired from the Company in a private placement transaction exempt from the registration requirements of the Securities Act by Regulation D and Regulation S thereof, each pursuant to the terms of Subscription Agreements, dated as of January 23, 1998, and January 26, 1998, respectively (each a "Subscription Agreement"). This Prospectus covers the resale by the Selling Stockholders of up to 4,266,000 Shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Preferred Stock, based upon fluctuations in the conversion price of the Series A Preferred Stock or upon payment of dividends on the Series A Preferred Stock.

  Pursuant to the Subscription Agreement, each of the Selling Stockholders has represented that it acquired the Series A Preferred Stock for investment and with no present intention of distributing the Series A Preferred Stock. The Company agreed, in such Subscription Agreement, to prepare and file a registration statement and to bear all expenses for such preparation and filing other than fees and expenses of counsel for the Selling Stockholders and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that each of the Selling Stockholders, even though purchasing the Series A Preferred Stock without a view to distribution, may wish to be legally permitted to sell the Shares received upon conversion of such Series A Preferred Stock when it deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions, and the Company further has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto.

  The Selling Stockholders have had no material relationship with the Company within the past three years.

  The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of February 18, 1998, the number of shares being offered pursuant to this Prospectus and the number of shares owned after the Offering. The numbers of Shares shown in the table as being offered by the Selling Stockholders do not include such presently indeterminate
--------
(1) For purposes of the calculation, the Conversion Price has been assumed to be 75% of the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding the date of issuance of the Series A Preferred Stock. See "Selling Stockholders."

number of shares of Common Stock as may be issuable upon conversion of the Preferred Shares pursuant to the provisions thereof regarding determination of the applicable conversion price or payment of dividends on the Series A Preferred Stock but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part. This information is based upon information provided by the Selling Stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

                                           NUMBER OF                 NUMBER OF
                                          SHARES OWNED  NUMBER OF   SHARES OWNED
                                            PRIOR TO   SHARES BEING  AFTER THE
                     NAME                 OFFERING(1)    OFFERED      OFFERING
                     ----                 ------------ ------------ ------------
      Austost Anstalt Schaan.............       0        820,500          0
      Balmore Funds S.A. ................       0        820,500          0
      Arcadia Mutual Funds, Inc. ........       0        492,300          0
      Asia Equities......................       0        328,200          0
      Dora Fried.........................       0        820,500          0
      Guilherme Duque....................       0        492,300          0
      Paril Holding......................       0        492,300          0

     --------
     (1) As of the date of this Prospectus, no Selling Stockholder holds any shares of Common Stock; rather, each holds shares of Series A Preferred Stock convertible into shares of Common Stock pursuant to the formula set forth above.

  The Preferred Stock quarterly accrues dividends in the amount of 6% per annum. The Series A Preferred Stock is convertible into Common Stock as follows: Each share of the Preferred Stock has a purchase price of $1,000 and a stated value of $1,000 (the "Stated Value"). After 60 days from the date on which a share of Preferred Stock was issued, each holder of shares of Preferred Stock has the right at any time, and from time to time, to convert some or all such shares into fully paid and nonassessable shares of Common Stock. Any such conversion shall occur according to the following formula: the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock will equal (i) the sum of (A) the Stated Value per share and
(B) accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) 75% of the average of the Closing Bid Price (as defined below) of the Common Stock for the five trading days immediately preceding the date of issuance of the Preferred Stock; or (ii) 75% of the average of the Closing Bid Price for the five trading days immediately preceding conversion of the Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Common Stock as reported from the Nasdaq SmallCap Market (or if not reported by Nasdaq as reported by such other exchange or market where traded). The minimum aggregate Stated Value able to be converted will be at least $25,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Preferred Stock registered to the Holder is less than $25,000, then the whole amount may be converted).

  On the date two years after the issuance of the Preferred Stock (the "Mandatory Conversion Date"), any shares of Preferred Stock not previously converted into shares of Common Stock shall automatically be converted into shares of Common Stock at the Conversion Price. On and after the Mandatory Conversion Date, all dividends on the Preferred Stock shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Company shall cease and terminate, except the right to receive the shares of Common Stock upon conversion.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. As of February 18, 1998, there were approximately 13,643,145 shares of Common Stock outstanding held of record by approximately 614 holders and 1,300 shares of Series A Preferred Stock outstanding held of record by approximately 7 holders.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series, without stockholder approval, with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock and have the effect of delaying, deferring or preventing a change in the control of the Company.

  The holders of outstanding shares of Series A Preferred Stock are entitled to receive preferential dividends in cash out of any funds of the Company legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series A Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 6% simple interest per annum on the Stated Value per share payable quarterly when and as declared; provided, however, that these preferential cumulative dividends, if not paid, will accumulate as a liability of the Company. In addition, fully paid and non-assessable shares of Series A Preferred Stock at a rate of one share of Series A Preferred Stock for each $1,000 of such dividend not paid in cash, and the issuance of such additional shares, will constitute full payment of such dividend.

  The dividends on the Series A Preferred Stock will be cumulative whether or not earned so that if, at any time, full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Company or a subsidiary of the Company to the purchase redemption or other acquisition of the Series A Preferred Stock and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

  Dividends on all shares of the Series A Preferred Stock begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period is deemed to commence on the day following a quarterly dividend payment date herein specified and to end of the next succeeding quarterly dividend payment date herein specified.

  In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive before any payment or distribution will be made on the Junior Stock, out of the assets of the Company available for distribution to stockholders, the Stated

Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A Preferred Stock, then the holders of the Junior Stock of the Company will receive, ratably, all remaining assets of the Company legally available for distribution. If the assets of the Company available for distribution to the holders of the Series A Preferred Stock are insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Company will be distributed to the exclusion of the holders of shares of Junior Stock ratably among the holders of Series A Preferred Stock.

  Neither purchase nor the redemption by the Company of shares of any class of stock nor the merger nor consolidation of the Company with or into any other corporation or corporations nor the sale or transfer by the Company of all or any part of its assets will be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of the liquidation rights that would be available under the Financing. The Investors will enjoy a right of participation in any proposed public offering of Common Stock and a right of first refusal in the event of any future equity financing.

  The Company may elect to redeem all or part of the Stated Value of the Series A Preferred Stock upon payment of an amount of dollars equal to the number of shares of Common Stock that could be obtained by converting into the Company's Common Stock that amount of Stated Value plus accrued but unpaid dividends and any other sums payable in respect of that Stated Value at the conversion price in effect on the date notice of redemption is given to the Holder (the "Redemption Date") multiplied by the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding such date. The Company may not redeem any amount which the Holder has elected to convert, including a notice of conversion given after the Redemption Date but prior to receipt by the Holder of the payment under the redemption provisions.

  The shares of Series A Preferred Stock have no voting rights. The shares of Common Stock into which the Series A Preferred Stock is converted will have full voting rights upon such conversion.

                             PLAN OF DISTRIBUTION

  The Shares offered hereunder may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq SmallCap Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more of the following methods, including, without limitation, broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

  At the time a particular offer of Shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by an underwriter for the Shares purchased from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

  In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Stockholders, and/or the purchasers of the Shares for whom such broker-dealers act as agents or to whom they may sell as principals or both, compensation in the form of discounts, concessions or commissions in amounts to be negotiated at the time (which compensation as to a particular broker-dealer might be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such discounts, concessions or commissions may be deemed to be underwriting discounts or commissions under the Act. From time to time, the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, the Selling Stockholders may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

  Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders' Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Selling Stockholders' Shares by the Selling Stockholders. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and its underwriters, dealers, brokers or agents.

  To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholders and/or purchasers of Selling Stockholders' Shares, for whom they may act. In addition, sellers of Selling Stockholders' Shares may be deemed to be underwriters under the Securities Act and any profits on the sale of Selling Stockholders' Shares by them may be deemed to be discount commissions under the Securities Act. The Selling Stockholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

  From time to time the Selling Stockholders may transfer, pledge, donate or assign Selling Stockholders' Shares to lenders, family members and others and each of such persons will be deemed to be a "Selling Stockholders" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by the Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

  Including and without limiting the foregoing, in connection with distributions of the Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. The Selling Stockholders may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

  In order to comply with the securities laws of certain states, if applicable, the Stocks may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  All cost associated with this offering, other than fees and expense of counsel for the Selling Stockholders and underwriting discounts and commissions and brokerage commissions and fees, will be paid by the Company. The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with any offering of the Shares pursuant to this Prospectus, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of ChemTrak Incorporated at December 31, 1996 and for both of the years in the period ended December 31, 1996 appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. The balance sheet as of December 31, 1997 and the statements of operations, stockholders' equity, and cash flows for the year then ended, incorporated by reference in this Prospectus and Registration Statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph relating to substantial doubt about the entity's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. Such financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                               ----------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Information Incorporated by Reference......................................   3
The Company................................................................   5
Risk Factors...............................................................   5
Use of Proceeds............................................................  11
Forward-Looking Statements.................................................  11
Dilution...................................................................  12
Selling Stockholders.......................................................  12
Description of Capital Stock...............................................  14
Plan of Distribution.......................................................  15
Legal Matters..............................................................  17
Experts....................................................................  17

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                               4,266,600 SHARES


                             CHEMTRAK INCORPORATED

                                 COMMON STOCK

                         (PAR VALUE $0.001 PER SHARE)

                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses payable by the Company in connection with the sale of Common Stock being registered hereunder. All of the amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                     AMOUNT TO
                                                                      BE PAID
                                                                    -----------
      SEC Registration Fee........................................  $  1,082.50
      Nasdaq Listing Fee Printing Expenses........................  $  7,500.00
      Printing Expenses...........................................  $ 50,000.00
      Accounting Fees and Expenses................................  $ 10,000.00
      Legal Fees and Expenses.....................................  $ 40,000.00
      Miscellaneous Expenses......................................  $  3,000.00
                                                                    -----------
        Total.....................................................  $111,582.50
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify other officers to the full extend permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by directors and officers, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, provision of any Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

  In addition, the Company's Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

  The Company has entered into indemnification contracts with certain of its directors and executive officers. The Company currently has a liability insurance policy which insures directors and officers of the Company in certain circumstances. The policy also insures the Company against losses as to which its directors and officers are entitled to indemnification.

ITEM 16.

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1    Certificate of Incorporation of the Company (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1
          Registration No. 33-44673 which became effective February 19, 1992).
  3.2    Certificate of Amendment of Certificate of Incorporation (incorporated by reference from the Exhibits to the Company's Registration
          Statement on Form S-1 Registration No. 33-44673 which became effective February 19, 1992).
  3.3    Amended and Restated Certificate of Incorporation (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1 Registration No. 33-44673 which became effective February
          19, 1992).
  3.4*   Certificate to Set Forth Designations, Voting Powers, Preferences,
          Limitations, Restrictions, and Relative Rights of Series A 6%
          Cumulative Convertible Series A Preferred Stock, $0.001 Par Value Per
          Share.
  3.5*   Certificate of Correction Filed to Correct a Certain Error in the
          Certificate to Set Forth Designations, Voting Powers, Preferences,
          Limitations, Restrictions, and Relative Rights of Series A 6%
          Cumulative Convertible Series A Preferred Stock, $0.001 Par Value Per
          Share of ChemTrak Incorporated Filed in the Office of the Secretary
          of State of Delaware on January 16, 1998.
  3.6*   Revised Certificate of Correction Filed in the Office of the Secretary
          of State of Delaware on February 19, 1998 to Correct a Certain Error
          in the Certificate to Set Forth Designations, Voting Powers,
          Preferences, Limitations, Restrictions, and Relative Rights of Series
          A 6% Cumulative Convertible Preferred Stock, $0.001 Par Value Per
          Share of ChemTrak Incorporated Filed in the Office of the Secretary
          of State of Delaware on January 16, 1998.
  3.7    Bylaws of the Company (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1 Registration No. 33-
          44673 which became effective February 19, 1992).
  4.1*   Form of Common Stock Certificate.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included as part of
          Exhibit 5.1).
 23.3    Consent of Coopers & Lybrand L.L.P.

--------

* Previously filed with the initial filing of this Registration Statement.

ITEM 17. UNDERTAKINGS

  The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California, on March 5, 1998.

                                          CHEMTRAK INCORPORATED

                                                  /s/ Edward F. Covell
                                          By: _________________________________
                                                      Edward F. Covell
                                               President and Chief Executive
                                                           Officer




  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by or on behalf of the following persons on March 5, 1998, in the capacities indicated.

                   SIGNATURE                    TITLE
                   ---------                    -----

                     *                          Chairman of the Board
 _____________________________________________
             Prithipal Singh, Ph.D.

            /s/ Edward F. Covell                President and Chief Executive Officer
 _____________________________________________   (Principal Executive Officer)
                Edward F. Covell

                     *                          Chief Financial Officer (Principal Financial
 _____________________________________________   and Accounting Officer)
                Donald V. Fluken

                     *                          Director
 _____________________________________________
                 Malcolm Jozoff

                     *                          Director
 _____________________________________________
                Robert P. Kiley

                     *                          Director
 _____________________________________________
                David Rubinfien

                     *                          Director
 _____________________________________________
                 Gordon Russell

         Edward F. Covell

*By: /s/
  ------------------------------------

         Edward F. Covell

         Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1    Certificate of Incorporation of the Company (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1
          Registration No. 33-44673 which became effective February 19, 1992).
  3.2    Certificate of Amendment of Certificate of Incorporation (incorporated by reference from the Exhibits to the Company's Registration
          Statement on Form S-1 Registration No. 33-44673 which became effective February 19, 1992).
  3.3    Amended and Restated Certificate of Incorporation (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1 Registration No. 33-44673 which became effective February
          19, 1992).
  3.4*   Certificate to Set Forth Designations, Voting Powers, Preferences,
          Limitations, Restrictions, and Relative Rights of Series A 6%
          Cumulative Convertible Series A Preferred Stock, $0.001 Par Value Per
          Share.
  3.5*   Certificate of Correction Filed to Correct a Certain Error in the
          Certificate to Set Forth Designations, Voting Powers, Preferences,
          Limitations, Restrictions, and Relative Rights of Series A 6%
          Cumulative Convertible Series A Preferred Stock, $0.001 Par Value Per
          Share of ChemTrak Incorporated Filed in the Office of the Secretary
          of State of Delaware on January 16, 1998.
  3.6*   Revised Certificate of Correction Filed in the Office of the Secretary
          of State of Delaware on February 19, 1998 to Correct a Certain Error
          in the Certificate to Set Forth Designations, Voting Powers,
          Preferences, Limitations, Restrictions, and Relative Rights of Series
          A 6% Cumulative Convertible Preferred Stock, $0.001 Par Value Per
          Share of ChemTrak Incorporated Filed in the Office of the Secretary
          of State of Delaware on January 16, 1998.
  3.7    Bylaws of the Company (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-1 Registration No. 33-
          44673 which became effective February 19, 1992).
  4.1*   Form of Common Stock Certificate.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included as part of
          Exhibit 5.1).
 23.3    Consent of Coopers & Lybrand L.L.P.

--------

* Previously filed with the initial filing of this Registration Statement.